UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BIGLARI HOLDINGS INC.
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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On April 6, 2015, Biglari Holdings issued the following press release:

Biglari Holdings Urges Shareholders to Reject Groveland’s Attempt to Take Control at Shareholders’ Expense

– Cites Groveland’s Increasingly Desperate and Deceptive Tactics and History of Broken Promises –

– Notes Eleventh Hour Call to Turn Biglari Holdings into a Pure-play Restaurant Company Runs Counter to Groveland’s Own Statements and Past Actions –

– Urges Shareholders to Vote Biglari Holdings’ BLUE Proxy Card Today to Elect all Biglari Holdings Nominees and Protect Your Investment from Groveland –

San Antonio, TX, April 6, 2015 – Biglari Holdings Inc. (NYSE: BH) (“Biglari Holdings” or the “Company”) today issued the following statement regarding the Company’s 2015 Annual Meeting of Shareholders, to be held April 9, 2015.  A small hedge fund with only $25 million in assets, Groveland Capital LLC (“Groveland”), which has disclosed a diminutive ownership stake in the Company of approximately 0.17%, is attempting to replace the entire Board of Directors of Biglari Holdings with a slate of nominees that the Company believes is wholly unqualified.  The alarming and deceptive tactics Groveland continues to employ for its own benefit should further convince shareholders that Groveland and its nominees lack any credibility, and that handing over control of your Company to Groveland would have disastrous consequences.

The full text of the statement is as follows:

We have repeatedly cautioned our shareholders not to be deceived by the tactics and misleading claims of Groveland Capital LLC (“Groveland”), a hedge fund with only $25 million in assets under management hoping to take over your $1 billion Company with only a $1 million investment.  Groveland has demonstrated a track record of hypocrisy and willingness to use corporate governance as a smokescreen to further its own agenda – most notably evidenced through its actions at nano-cap companies Air T and Pro-Dex.  Groveland’s latest letter to shareholders only confirms our serious concerns about its ulterior motives and utter lack of credibility.

Groveland nominated its wholly unqualified slate back in November 2014 and has, until now, advanced a “plan” for your Company that ISS, a leading independent proxy advisory firm, states “lacks sufficient detail and strategic direction.”  Now, for the first time, more than four months later, in its most recent communication to our shareholders on March 31, 2015, Groveland made the following statement:

Groveland statement:  “Our desire is to create a pure play restaurant company.”

Shareholders should be staggered by the sheer audacity of this statement, not to mention its extremely curious timing, coming just one week before our Annual Meeting.  What is particularly striking is that Groveland has repeatedly pointed to their “success” at nano-cap companies Air-T and Pro-Dex as examples of why they are qualified to take control of Biglari Holdings. Yet, they have historically implemented a conglomerate approach at these companies, a stark contrast to the “pure-play” strategy they are suddenly calling for here at such a late stage. Consider this quote from Seth Barkett of Groveland: “Nick has largely decentralized AIR-T over the past two years.  Air-T is a conglomerate of three operating subsidiaries. Each has its own CEO and CFO essentially.”

Further, see the below from the Pro Dex Proxy, December 20, 2012:

“When Mr. Swenson met with our Board on December 11, 2011, he shared with the Board what he described as the investment hypothesis of his fund, that being to secure large ownership positions in nano-cap companies with significant cash holdings, obtain a seat on the Company’s Board, and then exercise influence over the investment of excess cash into other small companies. Mr. Swenson compared himself and his model to Warren Buffet [sic], noting that Mr. Buffet [sic] had used the same approach when he first obtained control of Berkshire Hathaway and used it as a vehicle to build it into what it is today.”

To us, these statements demonstrate Groveland’s desperation in calling for a pure-play structure at Biglari Holdings. Their past record of taking the opposite course offers clear evidence of the following:

1.	Groveland has no actual plan for your Company

2.	Whatever Groveland claims to be its “plan” should not be believed by shareholders – Groveland will apparently say or do anything to win votes to take control of your Company

3.	Groveland intends to tear down all that we have built up for the long-term benefit of our shareholders

4.
Groveland has once again demonstrated its true colors, continuing its consistent pattern of backtracking and flip-flopping that has plagued shareholders at other companies where Groveland has gained control

It is clear to us that Mr. Swenson has failed to raise money for his fund and has failed at building his own diversified company. Now he is attempting to take control of a successful company. He has had to consistently flip-flop to try to get your vote.  It is critical that our shareholders do not hand over control of their Company to Nick Swenson and Groveland.  Our shareholders cannot afford to allow Mr. Swenson and his cohorts to repeat the following affronts to corporate governance –  perpetrated at nano-cap companies like Air T and Pro-Dex — at our $1 billion company:

Air T

•	Nick Swenson ran a campaign seeking to remove Air T’s poison pill and separate the Chairman and CEO

•	Swenson and two of his other hand-picked nominees were appointed to the board

•	A few short months later, Swenson was installed as Chairman AND CEO

•	After Swenson bought up nearly 29% of the company, he reinstated the poison pill

Pro-Dex

•	Swenson engaged in a proxy contest, again using his timeworn ploy of criticizing the Company’s corporate governance practices

•	Swenson and his cronies took over control of the board

•
Approximately one year later, Pro-Dex launched a rights offering – Swenson and one of his running mates gave themselves the sole right to obtain 100% of the oversubscription privilege of the rights offering, to the exclusion of all other shareholders

o	Pro-Dex shareholders had no ability to transfer their rights or to participate in the oversubscription

o	Swenson’s exercise of his oversubscription rights would have resulted in extreme dilution to Pro-Dex shareholders at a significant discount

•	The only reason his plan did not work was because Swenson failed to realize that the exercise of his backstop would jeopardize Pro-Dex’s ability to use its net operating loss carryforwards

By now, the following should be eminently clear to all of our shareholders:

Groveland has:

•	No Skin in the Game
•	No Plan
•	Unqualified Nominees
•	Ulterior Motives

Do not allow Nick Swenson to get his hands on your Company at your expense.  We urge you to cast your vote on the BLUE proxy card TODAY to elect all six Biglari Holdings nominees to the Board to protect and maximize the value of your investment in your Company.”

If you have any questions, require assistance with voting your BLUE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, NY 10022
(212) 297-0720
Shareholders Call Toll-Free at: (877) 279-2311
E-mail: info@okapipartners.com

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, as well as restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Media Contact:

Sloane & Company
Elliot Sloane, 212-446-1860 / Dan Zacchei, 212-446-1882
esloane@sloanepr.com / dzacchei@sloanepr.com

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company’s filings with the SEC.